Post Effective Amendment No. 9 to
                                                          SEC File No. 70-7926

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-l
                                   DECLARATION
                                      UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC.("GPU")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19640
                  (Names of companies filing this statement and
                    address of principal executive offices)
                                    GPU, INC.
                                    ---------
          (Name of top registered holding company parent of applicants)

T. G. Howson, Vice President                Douglas E. Davidson, Esq.
     and Treasurer                          Berlack, Israels & Liberman LLP
M. A. Nalewako, Secretary                   120 West 45th Street
GPU Service, Inc.                           New York, New York 10036
100 Interpace Parkway
Parsippany, New Jersey 07054                W. Edwin Ogden, Esq.
                                            Ryan, Russell, Ogden & Seltzer
S. L. Guibord, Secretary                    1100 Berkshire Boulevard
Jersey Central Power &                      P.O. Box 6219
     Light Company                          Reading, Pennsylvania 19601-
Metropolitan Edison Company                     0219
Pennsylvania Electric Company
2800 Pottsville Pike                        Robert C. Gerlach, Esq.
Reading, Pennsylvania 19640                 Ballard Spahr Andrews
                                                 & Ingersoll
                                            1735 Market Street
                                            Philadelphia, Pennsylvania
                                                 19103

                 ----------------------------------------------
                   (Names and addresses of agents for service)

         GPU,   JCP&L,   Met-Ed  and  Penelec  (the  "GPU   Companies")   hereby

post-effectively  amend their  Declaration on Form U-1, docketed in SEC File No.

70-7926, as follows:



         1.       By amending paragraph E of Post-Effective Amendment No.

8 thereof to read in its entirety as follows:



         E. GPU  submits  that all of the  criteria of Rules 53 and 54 under the

Act with respect to the proposed transactions are satisfied:



         (i)  The  average  consolidated  retained  earnings  for  GPU  and  its subsidiaries, as reported for the four most recent quarterly periods in

         GPU's Annual  Report on Form 10-K for the year ended  December 31, 1996 and  Quarterly  Reports on Form 10- Q for the quarters  ended March 31,

         June 30, and September 30, 1997, as filed under the Securities Exchange

         Act of 1934,  was  approximately  $2.164  billion.  As of September 30,

         1997, GPU had invested, or committed to invest, directly or indirectly,

         an aggregate  of  approximately  $929 million in EWGs and FUCOs.  GPU's aggregate  investment  in EWGs and FUCOs,  including  amounts  invested pursuant to all other  outstanding  or pending  authorizations  to make investments in EWGs or FUCOs, will not at any time exceed the "safe harbor" limitation imposed by Rule 53 without prior Commission authorization.(1)


--------------------

1 By order dated November 5, 1997 (HCAR No. 35-26773), the Commission authorized GPU to invest up to 100% of average consolidated earnings in EWGs and FUCOs.

         (ii) GPU maintains  books and records to identify  investments  in, and earnings  from,  each EWG and FUCO in which it directly  or  indirectly holds an interest.

                  (A) For each  United  States  EWG in  which  GPU  directly  or indirectly holds an interest:

                           (1) the books and  records  for such EWG will be kept

                           in conformity with United States  generally  accepted

                           accounting  principles  ("GAAP");

                           (2) the  financial statements  will be prepared in

                           accordance  with the GAAP;   and

                           (3)  GPU   directly   or   through   its

                           subsidiaries  undertakes  to provide  the  Commission

                           access  to  such  books  and  records  and  financial

                           statements as the Commission may request.

                  (B) For each FUCO or  foreign  EWG which is a  majority  owned subsidiary of GPU:

                           (1) the books and records for such subsidiary will be

                           kept in  accordance  with  GAAP;

                           (2)  the  financial statements  for such  subsidiary

                           will be prepared in accordance with GAAP; and

                           (3) GPU directly or through its subsidiaries

                           undertakes to provide the  Commission  access to such

                           books and records and financial statements, or copies

                           thereof in English, as the Commission may request.



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




                  (C) For each FUCO or foreign  EWG in which GPU owns 50 percent or  less  of  the  voting  securities,  GPU  directly  or  through  its subsidiaries will proceed in good faith, to the extent reasonable under the circumstances, to cause

                           (1) such  entity to  maintain  books and  records  in

                           accordance with GAAP;

                           (2) the financial statements of such entity to be

                           prepared in  accordance  with GAAP; and

                           (3)  access by the  Commission  to such books and

                           records and financial  statements (or copies thereof)

                           in English as the  Commission may request and, in any

                           event,  GPU will  provide the  Commission  on request

                           copies of such materials as are made available to GPU

                           and its subsidiaries.  If and to the extent that such

                           entity's books,  records or financial  statements are

                           not  maintained  in accordance  with GAAP,  GPU will,

                           upon request of the Commission, describe and quantify

                           each material variation  therefrom as and to the

                           extent required by subparagraphs (a) (2) (iii) (A)

                           and (a) (2) (iii) (B) of Rule 53.

         (iii)  No  more  than  2  percent  of  GPU's  domestic  public  utility subsidiary employees will render any services,  directly or indirectly,

         to any EWG and  FUCO in  which  GPU  directly  or  indirectly  holds an interest.

        (iv)  Copies  of  this  Application  on Form  U-1 are  being provided



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


         to  the  New  Jersey  Board  of  Public   Utilities  and  the

         Pennsylvania  Public  Utility  Commission,  the only federal,  state or local regulatory  agencies having jurisdiction over the retail rates of

         GPU's electric utility subsidiaries.(2) In addition, GPU will submit to each  such  commission  copies  of any  Rule 24  certificates  required hereunder, as well as a copy of Item 9 of GPU's Form U5S and Exhibits H and I  thereof  (commencing  with  the  Form  U5S to be  filed  for the calendar year in which the authorization  herein requested is granted).

         (v) None of the provisions of paragraph (b) of Rule 53 render paragraph

         (a) of that Rule unavailable for the proposed transactions.

                  (A)  Neither GPU nor any  subsidiary  of GPU is the subject of any pending bankruptcy or similar proceeding.


                  (B) GPU's average consolidated  retained earnings for the four

         most  recent   quarterly   periods   (approximately   $2,164   million)

         represented an increase of approximately  $22 million (or approximately

         1 percent) compared to the average  consolidated  retained earnings for the previous four quarterly periods (approximately $2,142 million).



----------------------

2 Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1 percent of Penelec's total operating revenues.


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





                  (C) GPU did not incur operating losses from direct or indirect investments  in EWGs and FUCOs in 1996 in excess of 5 percent  of GPU's

         December 31, 1996 consolidated  retained earnings.


          2. By redesignating Exhibit G (Charter Restrictions on

Unsecured Indebtedness) of Post-Effective Amendment No. 8 thereof as Exhibit H and by filing the following exhibits and financial statements in Item 6 thereof:

                  (a)      Exhibits:

                           G        -       Financial Data Schedule

                           I        -       Form of Notice


                           (b)      Financial Statements:

                                    l-A(c)  -    GPU  (Corporate)  Balance
                                                 Sheets, actual and pro forma,
                                                 as at September 30, 1997, and
                                                 Statements of Income and
                                                 Retained Earnings, actual and
                                                 pro forma, for the twelve
                                                 months ended September 30,
                                                 1997; pro forma journal
                                                 entries.

                                    l-B(c)  -    GPU and Subsidiary Companies
                                                 Consolidated Balance Sheets,
                                                 actual and pro forma, as at
                                                 September 30, 1997, and
                                                 Consolidated Statements of
                                                 Income and Retained Earnings,
                                                 actual and pro forma, for the
                                                 twelve months ended  September
                                                 30,  1997; pro  forma journal
                                                 entries.

                                    l-C(c)  -    JCP&L Balance Sheets, actual
                                                 and pro forma,  as at September
                                                 30, 1997, and Statements of
                                                 Income and Retained Earnings,
                                                 actual and pro forma, for the
                                                  twelve months ended September
                                                  30, 1997; pro forma journal
                                                  entries.

                                    l-D(c)  -     Met-Ed Consolidated Balance
                                                  Sheets, actual and pro forma,
                                                  as at September 30, 1997, and
                                                  Consolidated Statements of
                                                  Income and Retained Earnings,
                                                  actual and pro forma, for the
                                                  twelve months ended  September
                                                  30,  1997;  pro  forma journal
                                                  entries.

                                    l-E(c)  -     Penelec Consolidated Balance
                                                  Sheets, actual and pro forma,
                                                  as at September 30, 1997, and
                                                  Consolidated Statements of
                                                  Income and Retained Earnings,
                                                  actual and pro forma, for the
                                                  twelve months ended  September
                                                  30,  1997;  pro  forma journal
                                                  entries.

                                    4       -     None

                                    SIGNATURE
                                    ---------



         PURSUANT TO THE  REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935, THE UNDERSIGNED  COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED

ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.





                                           GPU, INC.
                                           JERSEY CENTRAL POWER & LIGHT COMPANY
                                           METROPOLITAN EDISON COMPANY
                                           PENNSYLVANIA ELECTRIC COMPANY




                                           By:
                                                   T. G. Howson,
                                                   Vice President and Treasurer



Date:  November 20, 1997